                                                                     Exhibit 5.1

                                 [Letterhead of]
                             CRAVATH, SWAINE & MOORE
                                [New York Office]


                                                                   July 16, 2000


                             MACDERMID, INCORPORATED
                             -----------------------
                    9 1/8% SENIOR SUBORDINATED NOTES DUE 2011
                    -----------------------------------------
                         FORM S-4 REGISTRATION STATEMENT
                         -------------------------------

Ladies and Gentlemen:

                  We have acted as counsel for MacDermid, Incorporated, a Connecticut corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance and exchange of up to $301,500,000 aggregate principal amount of the Company's outstanding 9 1/8% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9 1/8% Senior Subordinated Notes due 2011 (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated as of June 20, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

                  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

                  Based on the foregoing, we are of opinion as follows:

                  1. The Indenture has been duly authorized, executed and delivered by each of the Guarantors listed on Schedule A hereto (the "Delaware Guarantors"). Assuming due authorization, execution and delivery thereof by the parties thereto (other than the Delaware Guarantors), the Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  2. The New Notes, when executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 2, we have assumed, with your consent, that the form of the New Notes will conform to that included in the Indenture.

                  3. The guarantee to be endorsed on the New Notes by each Delaware Guarantor has been duly authorized by such Delaware Guarantor. When the New Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the guarantees to be endorsed on the New Notes will constitute legal, valid and binding obligations of the guarantors thereof, enforceable against each such guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of the guarantee to be endorsed on each New Note will conform to that included in the Indenture, and that the New Notes and the guarantees endorsed thereon have also been duly authorized by the Company and the Guarantors (other than the Delaware Guarantors).

                  We hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                  We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

                                              Very truly yours,

                                              /s/ CRAVATH, SWAINE & MOORE

MacDermid, Incorporated
245 Freight Street
Waterbury, CT 06702

                                                                      SCHEDULE A

DELAWARE GUARANTORS

MacDermid Tower, Inc.
MacDermid Tartan, Inc.
MacDermid Acumen, Inc.
MacDermid South Atlantic, Incorporated
MacDermid Overseas Asia Limited
MacDermid Europe, Incorporated
MacDermid Delaware, Incorporated
MacDermid Investment Corp.
MacDermid South America Incorporated
Echo International, Inc.
W. Canning Inc.
W. Canning USA, LLC
Canning Gumm, LLC
MacDermid-PTI, Inc.
MacDermid Graphic Arts, Inc.
Axcyl Inc.
Supratech Systems Inc.
MacDermid Colorspan, Inc.